EXECUTION COPY

Operation Number 36384

AGREEMENT ON PLEDGE OF MOVABLE PROPERTY

between

BALYKSHY L.L.P.

and

EUROPEAN BANK

FOR RECONSTRUCTION AND DEVELOPMENT

Dated 15 August 2008

SECTION 14.20. LANGUAGE AND COUNTERPARTS	47

SECTION 14.21. SURVIVAL	47

SCHEDULE 1	49

SCHEDULE 2	53

This PLEDGE AGREEMENT (the "Agreement") is dated 15 August 2008 and is made between:

(1)
BALYKSHY L.L.P., a limited liability partnership organised and existing under the laws of the Republic of Kazakhstan, with its registered address at 12 Murat Uskenbaev Street, Atash Village, Tupkaragan District, Mangistau Region, the Republic of Kazakhstan (the "Pledgor"); and

(2)
EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT, an international organization organized and existing pursuant to the Agreement Establishing the European Bank for Reconstruction and Development dated 29 May 1990 and located at One Exchange Square, London EC2A 2JN, United Kingdom (the "Pledgeholder").

The Pledgor and the Pledgeholder are referred to herein as the "Parties" and each as a "Party".

RECITALS

WHEREAS:

(A) By way of a loan agreement dated 21 December 2006 between the Pledgeholder and the Pledgor as borrower, as amended by an amendment agreement dated 28 June 2007, the Pledgeholder has agreed to extend to the Pledgor a loan in the total aggregate amount of thirty two million Dollars (US$32,000,000) (the "Loan"), subject to the terms and conditions set forth therein (as amended, restated, novated or supplemented from time to time, the "Loan Agreement");

(B) The Pledgor hereby provides security to the Pledgeholder as security for the prompt payment when due of all amounts payable by the Pledgor to the Pledgeholder under the Loan Agreement and any other Financing Agreements (as defined below); and

(C) It is a condition precedent to the making of the first Disbursement (as defined below) under the Loan Agreement that the Pledgor shall have duly executed and delivered and perfected this Agreement.

NOW THEREFORE, the Pledgor and Pledgeholder hereby agree as follows:

ARTICLE I - DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions

(a)	Unless the context otherwise requires, capitalized terms not otherwise defined in this Agreement (including in the Recitals) shall have the respective meanings given to them in the Loan Agreement.

(b)	In this Agreement, the following capitalized terms shall have the following meanings:

"Additional Property"	has the meaning as set out in Section 3.05 (Additional Property);

"Applicable Law"
means all laws, ordinances, regulations, judgments, decrees, decisions, writs, awards, orders, rules, directives, guidelines (to the extent that such guidelines have the force of law or the compliance with which is in accordance with general practice) and policies of any Authority, and international treaties or any other agreements to which an Authority is a party, to the extent applicable to the Pledgor, including the laws of Kazakhstan, its business and financial operations or that otherwise relate to the subject matter thereof or the exercise by the Pledgeholder of its rights under the Loan Agreement;

"Authority"	means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial or government owned body, department,

commission, authority, tribunal, agency or entity or central bank (or any person, whether or not government owned and howsoever constituted or called, that exercise the functions of a central bank);

"Default"	means any event of default under any Financing Agreement;

"Dollars", "USD" or "S"	means the lawful currency of the United States of America from time to time;

"Disbursement"	has the meaning as set out in the Loan Agreement;

"Financing Agreements
means

(a) this Agreement;

(b) the Loan Agreement, as described in Sections 2.01(a) and 2.02(b) below;

(c) the Investment Agreement dated 28 June 2007, pursuant to which the Pledgeholder agrees to make certain equity investments in the Pledgor, specifically by acquiring a twenty two per cent. (22%) participation interest in the Pledgor and by increasing the charter capital of the Pledgor by a Tenge amount equivalent to ten million Dollars (USD 10,000,000);

(d) the Shareholders Agreement, dated August 6, 2008 pursuant to which the Pledgeholder, the Pledgor, the Shareholder and the Sponsor agree, inter alia, the manner in which the Pledgor is to be operated;

(e) the Put Option Agreement, dated August 6, 2008 pursuant to which the Pledgeholder may require the Sponsor to purchase the participation interest of the Pledgeholder in the Pledgor within an agreed timeframe and for an agreed amount;

(f) the Deed of Financial and Performance Guarantee, dated August 6, 2008 pursuant to which the Sponsor (as guarantor) provides an irrevocable completion and performance guarantee of amounts owing to the Pledgeholder under the Financing Agreements and amounts needed by the Pledgor for the Project;

(g) the Share Retention Deed to be entered into between the Pledgor, certain founding individuals of the Sponsor, the Sponsor, the Shareholder and the Pledgeholder, pursuant to which, inter alia, (i) the Shareholder agrees not to effect any change in its equity interest in, or transfer any of its shares in the capital of, the Pledgor (in its capacity as Borrower) without the prior written consent of the Pledgeholder and (ii) the Sponsor agrees not to effect any change in its equity interest in, or transfer any of its shares in the capital of, the Shareholder without the prior written consent of the Pledgeholder;

(h) the Subordination Deed, dated August 6, 2008 pursuant to which each of the Sponsor and the Shareholder agree on the terms thereof to subordinate the payment of amounts payable by the Pledgor (in its capacity as Borrower) to it under the Subordinated Debt (as defined in the Loan Agreement) to the payment of all amounts payable by the Pledgor to the Pledgeholder under the Financing Agreement;

(i)  the Agreement on Pledge of Monies at the Bank Accounts, dated August 15, 2008 pursuant to which the Pledgor pledges its bank accounts as specified therein to the Pledgeholder as security for the prompt payment when due of all amounts payable by the Pledgor to the Pledgeholder under the Loan Agreement and any other Financing Agreement;

(j)  the Agreement on Mortgage of  Immovable Property, dated August 15, 2008 pursuant to which the Pledgor mortgages its immovable property as specified therein to the Pledgeholder as security for the prompt payment when due of all amounts payable by the Pledgor to the Pledgeholder under the Loan Agreement and any other Financing

(k) the Participation Interest Pledge Agreement, dated August 15, 2008 pursuant to which the Shareholder pledges the participation interest it owns in the Pledgor to the Pledgeholder as security for the prompt payment when due of all amounts payable by the Pledgor to the Pledgeholder under the Loan Agreement and any other Financing Agreement;

(l) the Insurance Assignment to be entered into, pursuant to which the Pledgor assigns by way of security in favour of the Pledgeholder the benefit of all contracts of insurance and insurance policies and any amounts payable under such contracts and policies and any other insurance amounts payable by insurers to the Pledgor;

(m) the Deed of Assignment of Contracts, dated August 6, 2008 pursuant to which the Pledgor assigns by way of security in favour of the Pledgeholder the benefit of the Construction Contract entered into by and between the Pledgor and Datoba Construction LLP on 7 November 2006; all service contracts which have been entered into or will be entered into by and between the Pledgor and marine base service users; and all performance bonds, warranties, guarantees, undertakings and such other agreements which have been entered into or will be entered into by the Pledgor and any other person;

(n) the Disbursement applications made by the Pledgor under the Loan Agreement and any notices, certificates and applications issued by the Pledgor (in its capacity as Borrower) or any other party to the Pledgeholder in each case in connection with the Loan Agreement or any other Financing Agreement; and

(o) any other agreement designated as a Financing Agreement by the Pledgor (in its capacity as Borrower) and the Pledgeholder,

and any of the above may individually be referred to as a "Financing Agreement";

"Lien"	has the meaning as set out in the Loan Agreement;

"Kazakhstan"	means the Republic of Kazakhstan;

"Movable Asset Review Date"
means such date as is agreed between the Parties, to occur not less than annually in December of each year for the duration of this Agreement, when representatives of the Pledgeholder and the Pledgor shall review and update Schedule 1 (Description of the Equipment and Other Items of Moveable Property, Comprising the Pledged Property) hereto, as amended from time to time as provided for in Section 3.06 (Pledged Property);

"Pledge"	has the meaning as set out in Section 3.02 (Pledge);

"Pledged Property"	has the meaning as set out in Section 3.02 (Pledge);

includes

(i) any and all proceeds of any sale, insurance, indemnity, warranty or guarantee payable to the Pledgor from time to time with respect to any of the Pledged Property;

(ii) any and all payments (in any form whatsoever) made or due and payable to the Pledgor from time to time in connection with any requisition, confiscation,

(iii) any and all other amounts from time to time paid or payable under or in connection with any of the Pledged Property; and

(iv) any right of the Pledgor to claim any or all of the above;

has the meaning as set out in Article II (Secured Obligations);

means the period commencing on the date hereof and terminating on (i) the date upon which the Pledgeholder shall have notified the Pledgor that all of the Secured Obligations owed to it have been unconditionally and irrevocably paid, discharged and performed in full in accordance with the respective terms of the Loan Agreement and any other Financing Agreements, or (ii), if earlier, the date on which this Agreement has been terminated by agreement between the Parties;

"Shareholder"	means Caspian Real Estate Limited, a limited liability company organized and existing under the laws of the British Virgin Islands;

means Caspian Services Inc., a corporation organized and existing under the laws of the State of Nevada, United States of America; and

means the lawful currency of the Republic of Kazakhstan

from time to time.

Section 1.02. Interpretation

In this Agreement, unless the context otherwise requires:

(a) unless the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting gender include all gender, and words denoting persons include natural persons, corporations, partnerships, joint ventures, or trusts, unincorporated organisations, authorities or any other entity whether acting in an individual, fiduciary or other capacity, and references to a person include its successors and permitted assigns and/or transferees;

(b) a reference to a specified Article, Section or Schedule shall be construed as a reference to that specified Article, Section of, or Schedule to, this Agreement;

(c) a reference to an agreement includes any contract, concession, deed, undertaking, instrument or other contractual arrangement, and any annexes, exhibits, schedules thereto, and the side letters or other instruments issued in connection therewith;

(d) a reference (i) to an amendment or to an agreement being amended includes a supplement, variation, assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended, restated, supplemented or novated from time to time;

(e) the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement;

(f) a Default is outstanding or continuing until it has been remedied or waived by the Pledgeholder in writing;

(g) any reference to "law" means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgment, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction;

(h) any reference to a provision of law, statute, rule or regulation is a reference to that provision as from time to time amended or re-enacted;

(i) the terms "include" and "including" shall be deemed to be followed by the words "without limitation" where not so followed;

(j) the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise;

(k) "the knowledge of the Pledgor", "to the Pledgor's knowledge", or "to the best of the Pledgor's knowledge" or similar expressions related to the knowledge of the Pledgor shall always include the best knowledge of such party after due and careful inquiry and investigation; and

(1) all exhibits, supplements and amendments hereto shall form an integral part of this Agreement.

ARTICLE II - SECURED OBLIGATIONS

Section 2.01. Secured Obligations

(a) The Pledge under this Agreement secures (i) the principal amount of thirty two million Dollars (USD32,000,000) payable by the Pledgor in its capacity as borrower under the Loan Agreement plus interest thereon and (ii) all present and future obligations and liabilities (whether actual or contingent, whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor under or in connection with the Loan Agreement, including the payment of fees, charges, taxes, duties or other imposts, damages, losses, costs and expenses (including legal fees and court costs) including, for the avoidance of doubt, any expenses related to enforcing of the provisions of the Loan Agreement, any payments made under the Loan Agreement which are thereafter avoided or required to be restored in an insolvency, liquidation or otherwise, and any obligation to indemnify the Pledgeholder.

(b) The Pledge under this Agreement secures all present and future obligations and liabilities (whether actual or contingent, whether owed jointly or severally or in any other capacity whatsoever) of the Sponsor, the Shareholder and the Pledgor to the Pledgeholder under any other Financing Agreement (including this Agreement), including the payment of principal, interest, fees, charges, taxes, duties or other imposts, damages, losses, costs and expenses (including legal fees and court costs), including, for the avoidance of doubt, any expenses related to retaking, holding, preparing for sale, selling or otherwise foreclosing upon, and disposing of, or realising on the Pledged Property or enforcing the provisions of this Agreement or any other Financing Agreement, all amounts recoverable under a pledge in accordance with Applicable Law, any payments made under this Pledge which are thereafter avoided or required to be restored in an insolvency, liquidation or otherwise, and any obligation to indemnify the Pledgeholder up to the maximum aggregate amount of forty million Dollars (USD 40,000,000) (the "Secured Obligations").

(c) For the avoidance of doubt, (i) the nature, the amount and the terms and conditions of the Secured Obligations are set forth in the Loan Agreement and the other Financing Agreements; (ii) the Pledge created hereunder shall remain in effect for the duration of the Security Period notwithstanding any failure by the Pledgor (in its capacity as borrower) to satisfy its payment obligations in accordance with the payment schedules set forth in the Loan Agreement.

Section 2.02. Term

(a) The Secured Obligations shall continue in full force until all obligations of the Pledgor have terminated in accordance with the terms of the Loan Agreement or, if later, until the date all moneys payable under the Loan Agreement has been fully paid in accordance with the provisions thereof.

(b) Without prejudice to Section 2.02(a) or any rights of the Pledgeholder under the Loan Agreement or any other Financing Agreement, the Pledgor in its capacity as borrower shall repay the Loan in ten (10) equal (or as nearly as equal as possible) semi-annual installments on each of 20 May or 20 November (provided, however, if such date falls on a day which is not a Business Day, the payment date shall be changed to the next succeeding Business Day). The first repayment of the Loan shall be made on 20 November immediately following 28 June 2010 and the final repayment of the Secured Obligations is scheduled for 20 May 2015 (the "Scheduled Repayment Date") as these terms may be amended, restated, supplemented or novated from time to time pursuant to the terms and conditions of the Loan Agreement.

(c) Notwithstanding the foregoing, all obligations of the Pledgor hereunder shall continue until the later of (i) the Scheduled Repayment Date; or (ii) the expiration of the Security Period, as confirmed by written notice from the Pledgeholder to the Pledgor.

ARTICLE III - ESTABLISHMENT OF THE PLEDGE Section 3.01. Establishment of the Pledge

The Parties hereby agree that the Pledgor shall establish a pledge, pursuant to the terms and on the conditions of this Agreement, on the Pledged Property for the benefit of the Pledgeholder and as security for the Secured Obligations.

Section 3.02. Pledge

(a) As security for the prompt and complete payment and performance when due of the Secured Obligations in accordance with the terms of the Loan Agreement and the other Financing Agreements (including this Agreement), the Pledgor hereby unconditionally and irrevocably establishes and provides to the Pledgeholder a pledge (the "Pledge") over the Pledged Property.

(b) The property subject to the pledge is comprised of the equipment and other items of movable property listed in Schedule 1 (Description of the Equipment and Other Items of Moveable Property, Comprising the Pledged Property) hereto including any parts, appurtenances and improvements thereto as well as those that may occur following the signature hereof (the "Pledged Property").

Section 3.03. Value of Pledged Property

The total assessed value of the Pledged Property has been determined by the Parties to be six million two hundred and ninety one thousand three hundred and thirty Tenge (KZT 6,291,330) and as such value may change from time to time. Such assessed value of the Pledged Property shall not be determinative of the starting price or as the actual price to be paid upon the sale of the Pledged Property through an auction. In the event of any sale of the Pledged Property, the Proceeds received by the Pledgeholder may exceed or be less than the specified assessed value depending on the condition of the Pledged Property at the moment of its sale and the price proposed by purchasers wishing to purchase the Pledged Property on an arms-length basis.

Section 3.04. First Ranking Pledge

The Pledgor and the Pledgeholder hereby acknowledge that upon the registration of the Pledge with the relevant registration authority of the Republic of Kazakhstan (the "Registration Authority"), the Pledge shall become a first ranking pledge over the Pledged Property and shall give the first ranking priority to the claims of the Pledgeholder over the claims of any other person or entity in respect of the Pledged Property, other than claims which are preferred by operation of law over the claim of the Pledgeholder. For the avoidance of doubt, the priority ranking contemplated by this Section 3.04 shall also apply to the Amendment Agreement (as defined below), any other amendment agreement entered into pursuant to Section 14.02 (Entire Agreement; Amendment and Waiver) and any Additional Pledge Agreement (as defined below).

Section 3.05. Additional Property

The Parties further intend that any movable property and assets (other than shares or participation interests) acquired by the Pledgor after the date hereof (the

"Additional Property") shall also be pledged as security for the Secured Obligations under the terms and conditions hereof

Section 3.06. Pledged Property

(a) Schedule 1 (Description of the Equipment and Other Items of Moveable Property, Comprising the Pledged Property) hereto constitutes an inventory of the Pledged Property as at the date hereof The Parties agree that in order to establish and provide a pledge of any Additional Property, such Additional Property shall either be added to an amended Schedule 1 (Description of the Equipment and Other Items of Moveable Property, Comprising the Pledged Property) by way of execution of an amendment agreement (the "Amendment Agreement") or be pledged under a separate pledge agreement (the "Additional Pledge Agreement") if the Additional Property must be or should be pledged under an Additional Pledge Agreement. Each Amendment Agreement and each Additional Pledge Agreement should in such form as agreed by the Pledgeholder.

(b) The Pledgor undertakes, on each Movable Assets Review Date, to inform the Pledgeholder in writing about any Additional Property acquired by the Pledgor since the last Movable Assets Review Date to the extent that the value of any individual asset exceeds fifty thousand Dollars (USD50,000); so that the Parties may agree either to amend Schedule 1 (Description of the Equipment and Other Items of Moveable Property, Comprising the Pledged Property) hereto and/or to execute an Additional Pledge Agreement in order to pledge such Additional Property.

(c) Within fourteen (14) days of such Movable Assets Review Date, the Parties shall prepare and execute either an amended Schedule 1 (Description of the Equipment and Other Items of Moveable Property, Comprising the Pledged Property) hereto and/or an Additional Pledge Agreement.

Section 3.07. Delivery of Documents

Without prejudice to the Pledgor's obligation to deliver any documents to the Pledgeholder pursuant to Sections 8.07 (Consents; Registrations), the Pledgor shall deliver, or cause to be delivered as the case may be, to the Pledgeholder (in form and substance satisfactory to the Pledgeholder):

(a) on the date hereof, a notarized copy of the resolution of the General Meeting of the participants of the Pledgor approving the Pledge on the terms and conditions set forth herein, including a right of the Pledgeholder to foreclose on the Pledged Property under a non-judicial procedure;

(b) no later than thirty (30) calendar days after the date when any Additional Property required to be pledged under the terms of this Agreement is purchased, a notarized copy of the resolution of the General Meeting of the participants of the Pledgor approving the Pledge over any Additional Property on the terms and conditions set forth herein (including a right of the Pledgeholder to foreclose on the Pledged Property under a non-judicial procedure);

(c) immediately upon receipt, a notarized copy of any document or instrument evidencing any right or entitlement of the Pledgor to any of the Pledged Property existing as of the date hereof or subsequently acquired, and any notice or any other communication issued by any party to the Pledgor in respect of the Pledged Property; and

(d) within two (2) Business Days of demand at any time and immediately upon Default, original title documents related to the Pledged Property.

ARTICLE IV - LOCATION OF THE PLEDGED PROPERTY

The Pledged Property is located at Atash Village, Fort Shevchenko Town, Tupkaragan District, Mangistau Region, Republic of Kazakhstan.

ARTICLE V - POSSESSION AND CONTROL; RIGHT OF INSPECTION

Section 5.01. Possession and Control

The Pledgor shall retain possession of the Pledged Property during the term of this Agreement and shall have the right of possession, use and control of the Pledged Property in the ordinary course of its business and in accordance with the terms of this Agreement. The Pledgor may dispose of any of the Pledged Property only with the prior written consent of the Pledgeholder, provided that the Pledgor may dispose of obsolete assets which are to be promptly replaced by an equivalent asset or one of greater utility; or obsolete or surplus assets which are no longer required for the purpose of the Project. If the Pledgeholder gives its consent to the disposal of any of the Pledged Property by the Pledgor, the Pledgeholder shall release such Pledged Property from the Pledge and sign and issue all documents as required by the Pledgor to effect such release. Any costs and expenses of the Pledgeholder in connection with such release shall be paid for by the Pledgor.

Section 5.02. Inspection by Pledgeholder

(a) Upon the request of the Pledgeholder and reasonable prior notice (except if a

Default has occurred, in which case no notice shall be required to be given) the Pledgor shall permit representatives of the Pledgeholder, or ensure that the representatives of the Pledgeholder are permitted, during normal office hours, to:

(i) visit any of the facilities and premises of the Pledgor or the place where any business of the Pledgor relating to the Pledged Property is conducted;

(ii) have access to the Pledgor's books of account and records; and

(iii) have access, subject to prior consultation with the Pledgor, to those employees and agents of the Pledgor who have or may have knowledge of the Pledged Property or other matters with respect to which the Pledgeholder seeks information,

(b) In exercising its rights under this Section 5.02, the Pledgeholder shall use all reasonable endeavours to minimise any disruption to the business and operations of the Pledgor and shall comply with the Pledgor's standard health and safety procedures.

Section 5.03. Pledgor to Assist

The Pledgor agrees to give to the Pledgeholder at the Pledgor's own cost and expense such clerical and other assistance as may be reasonably requested in connection with the rights of the Pledgeholder under this Article V.

ARTICLE VI - IRREVOCABLE OBLIGATIONS Section 6.01. Irrevocable Obligations

The obligations of the Pledgor under this Agreement are continuing, irrevocable and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation (i) any renewal, extension, amendment, novation or modification of or addition or supplement to or deletion from, the Loan Agreement or any other Financing Agreement or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof, (ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such instrument or agreement or this Agreement or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of this Agreement, the Loan Agreement or any other Financing Agreement, (iii) any furnishing of any Additional Property or additional security to the Pledgeholder or any acceptance thereof or any sale, exchange, release, surrender or realisation of any security by the Pledgeholder, or (iv) to the fullest extent permitted by Applicable Law, any invalidity, irregularity or unenforceability of all or part of any of the Secured Obligations or of any other security therefor.

Section 6.02. Limitation of Rights

This Agreement shall not be construed as limiting or in any way precluding the exercise by the Pledgeholder of any or all of their rights for the full and timely payment of all amounts owing under the Loan Agreement or any other Financing Agreement or any other rights as set forth in any Applicable Law.

ARTICLE VII - REPRESENTATIONS AND WARRANTIES

The Pledgor hereby represents and warrants to the Pledgeholder as follows: Section 7.01. First Ranking Pledge

The execution of this Agreement and its registration with the Registration Authority will establish in favor of the Pledgeholder a first ranking pledge over the Pledged Property. For the avoidance of doubt, the priority ranking contemplated by this Section 7.01 shall also apply to the Amendment Agreement, any other amendment agreement entered into pursuant to Section 14.02 (Entire Agreement; Amendment and Waiver) and any Additional Pledge Agreement.

Section 7.02. Due Registration; Power and Authority

It is a limited liability partnership duly organised and validly existing under the laws of Kazakhstan. It has the full corporate power, authority and right to execute and deliver, to perform its obligations under, and to grant the Pledge on the Pledged Property pursuant to this Agreement and has taken all necessary corporate action to authorise the execution, delivery and performance of, and grant of the Pledge. This Agreement has been duly executed by the duly authorised representatives of the Pledgor, subject to the reservations and qualifications set out in the legal opinions of the legal counsels to the Pledgeholder as provided under Article IV (Conditions Precedent) of the Loan Agreement, and constitutes the valid and legally binding obligation of it enforceable in accordance with its terms.

Section 7.03. Rights in the Pledged Property; No Other Liens

The Pledgor is the sole owner of the Pledged Property. Except for the Pledge granted to the Pledgeholder hereby, the Pledgor owns the Pledged Property free and clear of any and all encumbrances, including without limitation, Liens, rights of purchase, rights of first refusal and claims and is not subject to any dispute or litigation with or claim by any third party actual, or to the knowledge of the Pledgor threatened or contingent with respect to the Pledged Property. Except for the Pledge granted to the Pledgeholder hereby, no other agreement or other public notice, filing or registration of rights of any third parties, Liens with respect to all or any part of the Pledged Property is on file or on record in any public office legally required to maintain such agreements, notices, filings or registrations in any territory in which all or any of the Pledged Property are maintained.

Section 7.04. Consents

Other than the acts described in Section 8.07 (Consents; Registrations) of this Agreement, no consent or authorisation or filing with or other act by or in respect of any Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

Section 7.05. No Violations

The execution of this Agreement by the Pledgor and compliance with its respective terms:

(i) do not and will not result in violation of the Pledgor's constituent documents and any provision contained in any Applicable Law; or

(ii) do not and will not conflict with or result in the breach of any provision of, or require any consent under, or result in the imposition of any Lien under, any agreement or instrument to which it is a party or by which it or any of its assets is bound; or

(iii) do not and will not constitute a Default or an event which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would constitute a default under any such agreement or instrument.

Section 7.06. No Litigation

No litigation, investigation or proceeding of or before any arbitrator or Authority is pending or, to the knowledge of the Pledgor, threatened by or against any of the Pledgor or against any of its properties or revenues with respect to this Agreement or any of the transactions contemplated hereby which would have a material adverse effect upon any of the Pledged Property or the granting of the Pledge.

Section 7.07. No material adverse effect

There is no other event which, in relation to the Pledged Property, or the Pledge would or is likely to (i) have a material adverse effect on the ability of the Pledgor to perform its obligations hereunder or (ii) materially and adversely affect the status and ranking of the Pledgeholder as secured creditor hereunder, in each case, as reasonably determined by the Pledgeholder.

Section 7.08. Repeated Representations and Warranties

The representations and warranties provided in this Article VII shall be deemed to be automatically repeated by the Pledgor on the date of submission of the Pledgor's applications for Disbursement, on every other date on which each Disbursement is made under the Loan Agreement, on each Interest Payment Date and on every date when an amendment agreement is entered into, by reference to the facts and circumstances then existing.'

I EBRD to confirm.

ARTICLE VIII - COVENANTS OF THE PLEDGOR

The Pledgor hereby covenants and agrees that during the Security Period, it shall do all of the following:

Section 8.01. Compliance with Law

The Pledgor shall comply with all Applicable Law relating to the Pledged Property or any part thereof or to the operation of the Pledgor's business.

Section 8.02. Maintenance of Pledged Property

The Pledgor shall make all repairs and alterations to the Pledged Property which may be required by any Applicable Law, ordinances or regulations of any public authorities having jurisdiction and the Pledgor shall make all repairs and alterations to the Pledged Property as may be necessary to maintain the same in good condition and for the purpose for which such property is intended.

Section 8.03. Additions, Modifications and Improvements

The Pledgor has the right to make additions to the tangible Pledged Property and to modify and improve the tangible Pledged Property, subject to compliance with the following conditions:

(a) such additions and modifications shall not inflict irreparable damage to the operability of the relevant Pledged Property, provided that, after disassembly of such additions and modifications, such Pledged Property will be as easy to sell as it would have been before the installation and assembly of such additions and modifications and its monetary value will remain at least equal to that which existed immediately before their installation and assembly, on condition, however, that the making of such additions and modifications as are practically necessary, will not be considered a violation of the present paragraph if the Pledgor has undertaken timely actions necessary and sufficient to restore the fitness of such Pledged Property and the value and sale value thereof;

(b) such additions, modifications and improvements shall not, when completed,

render the use of the Pledged Property less safe than the use of it was before any such additions, modifications or improvements were made; and

(d) to the extent possible, including by the taking of all necessary and sufficient measures, the Pledgor shall ensure that the relevant Pledged Property in modified form (including all additions made thereto) shall remain the subject of the pledge to the benefit of the Pledgeholder under this Agreement.

Section 8.04. Information

The Pledgor shall furnish promptly to the Pledgeholder such information pertaining to the Pledged Property and such additional information as the Pledgeholder may from time to time reasonably request, consistent with the information and access rights granted to the Pledgeholder by the Pledgor in Section 5.14 (Furnishing of Information) of the Loan Agreement. Upon reasonable notice from the Pledgeholder, the Pledgor shall permit representatives of the Pledgeholder (including, without limitation, any consultants engaged by the Pledgeholder) to have access to all the books, correspondence and records of the Pledgor pertaining to the Pledged Property, and the representatives of the Pledgeholder may examine the same and make photocopies thereof

Section 8.05. Payment Obligations

The Pledgor shall pay promptly when due all taxes, duties, assessments, governmental charges or levies imposed upon the Pledged Property or in respect of its income or profits therefrom, as well as all claims of any kind against or with, respect to the Pledged Property, except that a failure to pay such amounts shall not constitute a breach hereof if (i) the validity thereof is being contested in good faith and by appropriate proceedings; (ii) such proceedings do not involve any risk of the sale, forfeiture or loss of all or any part of the Pledged Property or any interest or right therein or thereto; (iii) such proceedings do not, pending their resolution, have a material adverse effect and could not reasonably be expected to have a material adverse effect; and (iv) in the Pledgeholder's reasonable opinion, the Pledgor has set aside adequate reserves or has otherwise satisfied the Pledgeholder, in its sole discretion, that it has unconditional access to funds, in compliance with the terms of the Financing Agreements, sufficient to pay promptly in full any amount that the Pledgor is likely to be ordered to pay on final determination of such proceedings. The Pledgor shall pay, or procure the payment of, for the duration of the Security Period, all present and future registration fees, stamp duties and other imposts or transaction taxes in relation to the creation, maintenance and perfection of the security interest in the Pledged Property and any Additional Property and execution and performance of this Agreement, any Amendment Agreement and any Additional Pledge Agreement and shall keep the Pledgeholder indemnified against any failure or delay in making such payments.

Section 8.06. Limitations

(a) During the term of this Agreement, except as permitted by the Loan Agreement and Article V (Possession and Control; Right of Inspection), the Pledgor shall not take any action that would diminish the value of the Pledged Property. The Pledgor may carry out such works on the Pledged Property as are, in the sole discretion of the Pledgor, necessary or desirable for the conduct of the business of the Pledgor, provided, however, that no such works which may reasonably be likely to decrease the value of any of the Pledged Property shall be carried out.

(b) The Pledgor shall not (i) sell, transfer, lease, part with possession of, transfer in use or trust or otherwise dispose of any part or all of the Pledged Property or any interest therein, (ii) create or attempt to create or permit to subsist any pledge, hypothecation, other Lien, any encumbrance, trust management or any other trust arrangement, contractual arrangement having the effect of security, conditional sale or other title retention agreement or other security interest whatsoever, howsoever created or arising or permit any other proprietary right or interest to arise on or affect the Pledged Property or any part thereof or any interest therein; or (iii) attempt, offer or agree to do any of (i) or (ii), except with the prior written consent of the Pledgeholder obtained in accordance with Section 8.13 (Negative Covenants by the Pledgor) of this Agreement.

(c) Except for the pledge granted hereby, the Pledgor shall not create, incur or permit to exist, and shall take all commercially reasonable actions to defend the Pledged Property against, and will take such other commercially reasonable action as is necessary to remove, any encumbrance or Lien with respect to the Pledged Property. The Pledgor shall not initiate liquidation or reorganisation proceedings without the prior written consent of the Pledgeholder.

(d) The Pledgor further covenants and agrees that it will (i) procure that this Agreement continues to be a first ranking pledge of the Pledged Property in favour of the Pledgeholder, subject only to the applicable provisions as to priority of creditors under the laws of Kazakhstan, (ii) take all commercially reasonable actions to defend Pledgeholder's right, title and interest to the first ranking pledge of the Pledged Property against the claims and demands of all third parties, including any Authority and (iii) procure that the Pledged Property is not and will not be jeopardised, nor decreased in value, in any material respect. The Pledgor shall duly discharge all liabilities and duly and promptly pay all calls, installments or other payments which may be made or become due in respect of any of the Pledged Property as and when the same from time to time become due and payable.

Section 8.07. Consents; Registrations

(a) The Pledgor shall at its own cost and account within ten (10) Business Days of the execution of this Agreement, register the Pledge with the Registration Authority, or elsewhere if required by Applicable Law and such registration shall in any event occur before first Disbursement. The Pledgor shall ensure that such registration of the Pledge is a first in time priority in any and all registers or records of the Registration Authority, to secure the first ranking of the Pledge as contemplated in Section 7.01 (First Ranking Pledge). The Pledgor shall within ten (10) days after the registration of the

Pledge with the Registration Authority deliver to the Pledgeholder and permit the Pledgeholder during the Security Period to retain, at the expense and risk of the Pledgor, at any office of the Pledgeholder or with any correspondents or other agents of the Pledgeholder, whether in the United Kingdom, Kazakhstan, or elsewhere, the originals of all related certificates, documents and filings, including this Agreement bearing the registration mark and the certificate of registration of a movable property pledge, confirming such registration.

(b) The Pledgor shall use all reasonable endeavours to ensure that, within ten (10) Business Days of receipt of the amendments to Schedule 1 (Description of the Equipment and Other Items of Moveable Property, Comprising the Pledged Property) hereto and/or the Additional Pledge Agreement, it shall register (at the Pledgor's cost and account) such amended Schedule 1 (Description of the Equipment and Other Items of Moveable Property, Comprising the Pledged Property) and/or amended Agreement and/or any Additional Pledge Agreement with the Registration Authority in order to establish either a valid and perfected or perfected pledge over the Additional Property. The Pledgor shall within ten (10) days after such registration with the Registration Authority deliver to the Pledgeholder and permit the Pledgeholder during the Security Period to retain, at the expense and risk of the Pledgor, at any office of the Pledgeholder or with any correspondents or other agents of the Pledgeholder, whether in the United Kingdom, Kazakhstan, or elsewhere, the originals of all related certificates, documents and filings, including the certificate of the registration of such amended Schedule 1 (Description of the Equipment and Other Items of Moveable Property, Comprising the Pledged Property) and/or any Additional Pledge Agreement; the amended Agreement and/or any Additional Pledge Agreement bearing the registration mark, confirming such registration.

(c) The Pledgor shall do, authorise and permit to be done each and every other act or thing and agrees to execute any additional documents or instruments which may be deemed necessary by the Pledgeholder to (i) register the Pledge or any modification, amendment or supplement thereto or any other agreement or document that may be requested by the Pledgeholder in order to implement this Agreement and the transactions as set out herein, to protect or preserve the rights, title and interests of the Pledgeholder with respect to the Pledged Property and for the purpose of enforcing the Pledgeholder 's rights under or in connection with this Agreement; and (ii) obtain all the consents and authorisations which, in the opinion of the Pledgeholder, are necessary or desirable to comply with Applicable Law with respect to the Pledge.

(d) The Pledgor undertakes to maintain the Pledge in perfected form at all times during the Security Period.

Section 8.08. Governmental Expropriation

In the event that the Pledged Property is taken by or pursuant to any Authority or through the exercise of a purported right of an Authority to pre-empt the purchase of, requisition, expropriate, take or nationalise the Pledged Property, or is taken through any governmental action or inaction which affects the use or value of the Pledged Property, the Pledgor and Pledgeholder shall join and co-operate at the Pledgor's cost, in prosecuting their respective claims, including claims for damages. All Proceeds awarded as compensation for the government requisition, expropriation, taking or nationalisation of any part of the Pledged Property shall be paid to the Pledgeholder and retained by the Pledgeholder as part of the Pledged Property. If such Proceeds for any reason whatsoever are in fact received by the Pledgor, the Pledgor shall immediately pay them to the Pledgeholder or immediately provide to the Pledgeholder other security, acceptable to the Pledgeholder.

Section 8.09. General Notices

The Pledgor shall advise the Pledgeholder promptly and in reasonable detail of any event which affects, or could reasonably be expected to affect the value of any of the Pledged Property, the Pledge granted hereby or any of the Pledgeholder's rights under this Agreement, including (i) any Lien asserted against any part of the Pledged Property, (ii) any loss, any damage, theft or destruction of the Pledged Property or relating to any part of the Pledged Property, (iii) any proposals concerning the obligatory acquisition by any person or entity of all or any part of the Pledged Property or any proposals concerning the obligatory transfer to any person or entity of the right of ownership to all or any part of the Pledged Property, (iv) any court proceeding (or any other proceeding or bringing of suits, claims or notices which might lead to a court proceeding) with respect to all or any part or parts of the Pledged Property, and (v) the occurrence of any other event which could reasonably be expected to affect the value of the Pledged Property or on the Pledge granted hereby. The Pledgor shall in each of the above cases immediately upon becoming aware of any of the above , at the Pledgor's sole expense, take such measures and undertake such actions with respect to the aforesaid Lien, loss, damage, theft, destruction, proposals, applications, court proceedings, other proceedings, suits, claims, events and the like which may reasonably be required to protect the interests of the Pledgor and the Pledgeholder with regard thereto.

Section 8.10. Further Assurances

The Pledgor shall execute all such other documents and instruments and do all such other acts and things as the Pledgeholder may determine are necessary or desirable for the purposes of ensuring the validity, legality and first ranking of the Pledge given in this Agreement or to enable the Pledgeholder to exercise any of the rights and powers granted to it under this Agreement. In addition, the Pledgor agrees at any time and from time to time upon the reasonable request of the Pledgeholder and at the sole expense of the Pledgor, to promptly and duly sign a replacement pledge agreement which the Pledgeholder may prepare containing a description of the Pledged Property in such detail as may be required by the Pledgeholder.

Section 8.11. Powers of Attorney

For the purposes of securing the rights of the Pledgeholder to the Pledged Property and the performance of all the obligations and duties of the Pledgor to the Pledgeholder under this Agreement, the Loan Agreement and any other Financing Agreements, the Pledgor shall within 3 (three) Business Days of the execution of this Agreement, and thereafter upon the first demand of the Pledgeholder, appoint by a power of attorney the Pledgeholder or any person designated by the Pledgeholder as representative or representatives of the Pledgor. The Pledgeholder or such representative shall possess the full right to appoint deputies and the right to delegate further any powers with respect to all or part of the Pledged Property of the Pledgor. The Pledgor is obliged to renew such power of attorney or powers of attorney when necessary in order to ensure the continuing validity of the powers of attorney within the Security Period. The Pledgeholder or the representative shall be further entitled on behalf and in the name of the Pledgor or otherwise to sign legally binding documents or to perform actions having legally binding consequences, which the Pledgeholder (or its deputies or other empowered persons) consider, in its opinion, to be appropriate in connection with the exercise of any rights of the Pledgeholder pursuant to any of this Agreement, the Loan Agreement or any other Financing Agreement or which the Pledgor shall be obliged to create for the benefit of the Pledgeholder in accordance with this Agreement, the Loan Agreement or any other Financing Agreement. The Pledgeholder may only use such power of attorney to the extent that the Pledgor has not taken any action requested by the Pledgeholder pursuant to Section 8.07 (Consents; Registrations), unless a Default has occurred, in which case such power of attorney may be exercised in the sole discretion of the Pledgeholder. All powers of attorney described in this Section shall be issued in the Russian and English language, in the manner required by the Charter of the Pledgor and Applicable Law, shall be substantially in the form as set out in Schedule 2 (Form of Power of Attorney) and as agreed by the Pledgeholder, shall bear the corporate seal of the Pledgor and shall be notarized and apostilled .

Section 8.12. Defence of Pledge

Save to the extent allowed under Section 8.06 (Limitations), the Pledgor shall, at its sole cost and expense, defend the Pledged Property and the Pledge created hereunder in favour of the Pledgeholder against all claims, demands, attachments or any legal or administrative proceedings made, commenced or threatened by any person at any time claiming the same or any interest therein, and promptly notify the Pledgeholder of any such claims or demands.

Section 8.13. Negative Covenants by the Pledgor

Until the Secured Obligations have been repaid or discharged in full to the satisfaction of the Pledgeholder, the Pledgor shall not, without the Pledgeholder's prior written consent:

(a) not modify any agreement relating to the Pledged Property;

(b) sell, assign, transfer, lease, or otherwise alienate or dispose of all or any part of the Pledged Property or purchase or otherwise redeem the same, or attempt, offer or agree to do so in any way that is not expressly permitted under this Agreement or under any of the Financing Agreements;

(c) except for the Pledge created hereunder, create, incur or permit to exist any Lien with respect to any of the Pledged Property, and, in furtherance thereof, the Pledgor shall take all necessary action under Applicable Law to defend the Pledged Property against, and shall take all such other action as is necessary to remove, any such Lien with respect to the Pledged Property. The Pledgor shall not be deemed to be in breach of this covenant in the event that a Permitted Lien, as described in Section 6.05(2) of the Loan Agreement, is established, provided that the Pledgor will take all such action as is necessary to remove any such Permitted Lien in accordance with the terms of the Loan Agreement;

(d) take or permit the taking of any action (corporate or otherwise) that: (i) has or is likely to have a material adverse effect on the ability of the Pledgor to perform its obligations hereunder; or (ii) result in a breach of the covenant in paragraph (c) of Section 8.06 (Limitations); or (iii) materially and adversely affect the status and ranking of the Pledgeholder as secured creditor hereunder, in each case, as reasonably determined by the Pledgeholder;

(e) initiate liquidation or insolvency proceedings or any reorganisation of the Pledgor;

(f) without prejudice to the Pledgeholder's rights under Section 8.08 (Governmental Expropriation), settle:

(i)suits or claims pertaining to all or any part of the Pledged Property (other than the settlement of such suits or claims where such suits and claims themselves do not constitute a Default); or

(ii)suits or claims with regard to any insurance agreements in respect of all or any part of the Pledged Property (if such insurance is retained), or any other compensation or insurance payments pertaining thereto other than as permitted pursuant to the Loan Agreement or the other Financing Agreements.

(g)do any act, or omit to do any act, if that act or omission would adversely affect the rights of the Pledgeholder under this Agreement or any other Financing Agreement.

ARTICLE IX - DEFAULT; REMEDIES Section 9.01. Rights upon Default

If a Default has occurred or is continuing, the Pledge hereby constituted shall become immediately enforceable and the Pledgeholder may immediately levy execution upon all or any part of the Pledged Property in a compulsory non-judicial procedure through a tender sale (auction) according to the procedures established under the laws of Kazakhstan or, at the option of the Pledgeholder, levy execution upon the Pledged Property through a judicial procedure. The Pledgeholder shall also be entitled to any other remedies permitted under the laws of Kazakhstan. Unless otherwise provided for by the laws of Kazakhstan, as at the time of a Default the Pledgor shall be notified thereof and the Pledgeholder shall notify the Pledgor of any tender (auction) within the procedure and terms provided for by law. The Pledgor shall not hinder the Pledgeholder from levying execution upon the Pledged Property.

Section 9.02. Remedies

The Pledgeholder shall have the right to do all or any of the following (without limitation) subject always to its compliance with Applicable Law and in accordance with the terms of this Agreement without any need to seek or obtain any further consents or authorisations from the Pledgor or any third party, in connection with the sale or other disposition of all or any part of the Pledged Property or in preparation for any such sale or other disposition to do all or any of the following (without limitation):

(a) To receive from the Pledgor all original documents related to the Pledged Property;

(b) to take measures, to protect and preserve the Pledged Property or any part thereof;

(c) to bring or defend demands in mediation, court, arbitration or other dispute resolution bodies and to, conduct negotiations relative to all or any part of the Pledged Property;

(d) to delegate by power(s) of attorney or in any other manner to any person or entity or fluctuating body of persons or entities, all or any of the powers and authorities which are for the time being exercisable by the Pledgeholder under this Agreement in relation to the Pledged Property or any part thereof.

Section 9.03. Rights Absolute

To the fullest extent permitted by Applicable Law, the Pledgeholder may enforce or request enforcement of any provision of this Agreement and the rights granted hereunder without having first to exhaust any other remedy or to enforce any other Lien that the Pledgeholder may otherwise have against the Pledgor or any other property or assets of the Pledgor. For the purposes hereof, and to the fullest extent permitted by Applicable Law, the Pledgor hereby expressly waives any requirement of presentment, demand, protest or other notice of any kind.

Section 9.04. Further Rights upon Default

The Pledgor agrees that in addition to the rights of the Pledgeholder hereunder, the Pledgeholder shall on the occurrence of a Default have all the rights granted to it pursuant to the power of attorney referred to in Section 8.11 (Powers of Attorney).

Section 9.05. Expenses

The costs and expenses incurred by the Pledgeholder in connection with the exercise of any of its rights under this Article IX shall be immediately payable to the Pledgeholder by the Pledgor upon demand by the Pledgeholder and any such costs and expenses shall be included and form part of the Secured Obligations hereunder.

Section 9.06. No Responsibility for Loss

The Pledgeholder shall not bear any responsibility for any loss, damage or harm which may result from the exercise, or the failure to exercise, or the impossibility to exercise, or the delay in exercising any of the Pledgeholder's rights and powers pursuant to this Agreement.

ARTICLE X - APPLICATION OF PROCEEDS Section 10.01. Priority of Monies Application

To the fullest extent permitted by Applicable Law, all Proceeds from any sale or other disposition of the Pledged Property, together with all monies received by the Pledgeholder hereunder, shall be applied to make payments in the following order:

(a) first, to the payment of all costs and expenses incurred by the Pledgeholder in connection with such sale or disposition or any other enforcement action taken pursuant to Article IX (Default; Remedies) above, and/or the collection of any such monies (including, without limitation, legal fees and expenses) and/or the exercise by the Pledgeholder of any other of its rights and/or powers under this Agreement or in respect of the dissolution or liquidation of the Pledgor; and

(b) second, the balance of such money shall be applied to the payment of the Secured Obligations as described in Section 2.01 (Secured Obligations).

Section 10.02. Surplus

Any surplus of cash proceeds remaining after the termination of the Loan

Agreement and the payment in full of the amounts described in Section 10.01 (Priority of Monies Application) shall be paid over to the Pledgor or to such person or entity as is lawfully entitled thereto.

Section 10.03. Deficiency

In the event that the proceeds collected or received by the Pledgeholder hereunder are insufficient to pay all amounts to which the Pledgeholder is legally entitled in the currency provided for in the Loan Agreement (whether before or after payments are made pursuant to Section 10.01(a) above) the Pledgor shall remain liable for any deficiency, together with interest thereon, at the applicable rate set forth in Section 3.06 (Default Interest) of the Loan Agreement.

ARTICLE XI - TERMINATION; RELEASE

Section 11.01. Termination Provisions

At the end of the Security Period, this Agreement and all rights and interests hereunder shall terminate; provided, however, that the obligations of the Pledgor under Article XII (Indemnity) shall survive the termination of this Agreement.

Section 11.02. Termination and Release

Upon termination of this Agreement, the Pledgeholder, at the written request and sole expense of the Pledgor, shall execute and deliver to the Pledgor all agreements, documents or instruments that are reasonably necessary to acknowledge the satisfaction, termination and release of this Agreement and the Pledge created hereby. Any such satisfaction, termination and release shall be without recourse upon or warranty by the Pledgeholder.

ARTICLE XII - INDEMNITY

Section 12.01. Indemnification of Pledgeholder and Others

(a) The Pledgor assumes full liability for, and agrees to and shall indemnify and hold harmless the Pledgeholder and its officers, directors, employees, representatives and agents (individually referred to as an "Indemnitee" and collectively as "Indemnitees") against and from, any and all liabilities, obligations, losses, damages (compensatory, punitive or otherwise), penalties, claims, actions, Taxes, suits, costs and expenses (including, reasonable legal counsel's fees and expenses and costs of investigation) of whatsoever kind and nature, including, without prejudice to the generality of the foregoing, those arising in contract or tort (including, negligence) or by strict liability or otherwise, which are imposed on, incurred by or asserted against the Pledgeholder or any of its officers, directors, employees, agents or servants (whether or not also indemnified by any other person under any other document) and which in any way relate to or arise out of, whether directly or indirectly:

(i) any of the transactions contemplated by any Financing Agreement or Project Agreement or the execution, delivery or performance thereof;

(ii) the operation or maintenance of the Pledgor's facilities or the ownership, control or possession thereof by the Pledgor; or

(iii) the exercise by the Pledgeholder of any of its rights and remedies under any of the Financing Agreements;

provided that the Pledgeholder shall not have any right to be indemnified hereunder for its own gross negligence or wilful misconduct.

(b) The Pledgor shall pay or procure the payment for the duration of the Security Period of all present and future registration fees, stamp duties and other imposts or transaction taxes in relation to the execution, delivery and performance of this Agreement and the maintenance of the Pledge provided for hereby and shall keep the Pledgeholder indemnified against any failure or delay in paying them.

Section 12.02. Unenforceability; Maximum Permitted Satisfaction.

If and to the extent that the obligations of the Pledgor under this Article XII are unenforceable for any reason, the Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

Section 12.03. Reimbursements Unpaid Deemed Secured Obligations.

Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute, to the extent permitted by Applicable Law, obligations secured by the Pledged Property. The indemnity obligations of the Pledgor contained in this Article XII shall continue in full force and effect notwithstanding the full payment of all loans made under the Loan Agreement and other amounts secured under this Agreement. For avoidance of doubt, the Parties hereby agree that the Pledgor shall not be entitled to repudiate this obligation.

ARTICLE XIII - COSTS

All costs, taxes, including moveable property taxes, charges and duties relating to the Pledged Property and to the execution, registration, filings, authorizations, consents, notarizations and enforcement of this Agreement and any of the rights of the Pledgeholder provided for in it (including, but not limited to, duties, expenses and fees (including legal fees)) shall be borne by the Pledgor; provided that if notwithstanding this provision, the Pledgeholder has paid any such costs, taxes, charges or duties, the Pledgor shall immediately upon request of the Pledgeholder, reimburse the Pledgeholder for all such amounts paid in the currency incurred.

ARTICLE XIV - MISCELLANEOUS

Section 14.01. Term of Agreement

This Agreement shall continue in full force until full and irrevocable discharge of the Secured Obligations pursuant to the terms of the Financing Agreements (but without prejudice to Article XI (Termination; Release)).

Section 14.02. Entire Agreement; Amendment and Waiver

This Agreement and each of the other Financing Agreements and any other documents referred to herein or therein constitute the entire obligations of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction. Any amendment to, or waiver by the Pledgeholder of any of the terms or conditions of, or consent given by the Pledgeholder under, this Agreement (including, without limitation, under this Section) shall be in writing, signed by the Pledgeholder and, in the case of an amendment, by the Pledgor.

Section 14.03. Pledgor's Obligations

The Pledgor agrees to be bound by the terms and provisions of this Agreement, to make no payments or distributions contrary to the terms and provisions hereof and to do every other act and thing necessary or appropriate to carry out such terms and provisions.

Section 14.04. Notices

Any notice, application or other communication to be given or made under this Agreement shall be in writing. Except as otherwise provided in this Agreement, such notice, application or other communication shall be deemed to have been duly given or made when it is delivered by hand, airmail or facsimile transmission to the party to which it is required or permitted to be given or made at such party's address specified below or at such other address as such party designates by notice to the party giving or making such notice, application or other communication.

For the Pledgor:

Balykshy L.L.P.
3rd Floor
174B Furmanov Street Almaty
Republic of Kazakhstan

Attention: Paul A. Roberts, Director
Fax: +7 (327) 272 8450

For the Pledgeholder:

European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom

Fax: +44 20 7338 6100
Attention: Operation Administration Unit

Section 14.05. English Language

All documents to be furnished or communications to be given or made by the Pledgor under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by the Pledgor, as the case may be, which translation shall be the governing version among the Pledgor and the Pledgeholder.

Section 14.06. Indemnity and Expenses

(a) The Pledgor shall be liable to indemnify the Pledgeholder on demand against any loss or expense sustained or incurred by the Pledgeholder as a result of:

(i)	a failure by the Pledgor to perform any of its obligations under this Agreement; or

(ii)	any representation or warranty made in this Agreement by the Pledgor having been untrue, incorrect or misleading when made.

(b) The indemnities contained in this Agreement, including this Section 14.06 and Article XII (Indemnity), shall survive the termination of this Agreement.

Section 14.07. Rights, Remedies and Waivers

(a) For the avoidance of doubt, any misrepresentation or breach of any right or remedy hereunder by the Pledgor shall be deemed a Default;

(b) The rights and remedies of the Pledgeholder in relation to any misrepresentation or breach of warranty on the part of the Pledgor shall not be prejudiced by any investigation by or on behalf of the Pledgeholder into the affairs of the Pledgor, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of the Pledgeholder in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(c) No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Pledgeholder upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No action of the Pledgeholder in respect of any such default, or acquiescence by them therein, shall affect or impair any right, power or remedy of the Pledgeholder in respect of any other default.

(d) The rights and remedies provided in this Agreement and the other Financing Agreements are cumulative and not exclusive of any other rights or remedies, whether provided by Applicable Law or otherwise.

(e) In addition to the Pledgeholder's right to out-of court sale of the Pledged Property upon Default, the Pledgeholder may proceed to protect and enforce their rights hereunder in any court or other tribunal by an action at law, suit in equity or other appropriate proceedings, whether for damages, the specific performance of any term hereof or otherwise, or in aid of the exercise of any power granted hereby or by law. The Pledgor hereby agrees to pay to the Pledgeholder on demand such amount in the Loan Currency as shall be sufficient to reimburse the Pledgeholder for its costs and expenses related to, or arising out of, any such action or remedies, including, reasonable fees and expenses of legal counsel.

Section 14.08. Governing Law

This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of Kazakhstan (including any international treaties to which Kazakhstan is a party and which are in force in the territory of Kazakhstan).

Section 14.09. Arbitration and Jurisdiction

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be one (1) arbitrator and the appointing authority shall be LCIA (London Court of International Arbitration). The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England. The arbitral tribunal shall not be authorised to take or provide, and the Pledgor agrees that it shall not seek from any judicial authority, any interim measures of protection or pre-award relief against the Pledgeholder, any provisions of the UNCITRAL Arbitration Rules notwithstanding. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by the Pledgeholder (but no other party) insofar as such dispute arises out of any Financing Agreement, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. In any arbitral proceeding, the certificate of the Pledgeholder as to any amount due to the Pledgeholder under any Financing Agreement shall be prima facie evidence of such amount.

(b) Notwithstanding Section 14.09(a), this Agreement and the other Financing Agreements, and any rights of the Pledgeholder arising out of or relating to this Agreement or any other Financing Agreement, may, at the option of the Pledgeholder, be enforced by the Pledgeholder in the courts of Kazakhstan or in any other courts having jurisdiction. For the benefit of the Pledgeholder, the Pledgor hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Agreement or any other Financing Agreement, or the breach, termination or invalidity hereof or thereof. The Pledgor hereby irrevocably consents to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein. The Pledgor covenants and agrees that, so long as it has any obligations under this Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by the Pledgeholder in respect of any Financing Agreement and shall keep the Pledgeholder advised of the identity and location of such agent. Nothing herein shall affect the rights of the Pledgeholder to commence legal actions or proceedings against the Pledgor in any manner authorised by the laws of any relevant jurisdiction. The commencement by the Pledgeholder of legal actions or proceedings in one or more jurisdictions shall not preclude the Pledgeholder from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not. The Pledgor irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

Section 14.10. Privileges and Immunities of the Pledgeholder

Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of the Pledgeholder accorded under the Agreement Establishing the European Bank for Reconstruction and Development, international convention or any Applicable Law. Notwithstanding the foregoing, the Pledgeholder has made an express submission to arbitration under Section 14.09(a) and accordingly, and without prejudice to its other privileges and immunities (including, without limitation, the inviolability of its archives), it acknowledges that it does not have immunity from suit and legal process under Article 5(2) of Statutory Instrument 1991, No. 757 (The European Bank for Reconstruction and Development (Immunities and Privileges) Order 1991), or any similar provision under English law, in respect of the enforcement of an arbitration award duly made against it as a result of its express submission to arbitration pursuant to Section 14.09(a).

Section 14.11. Waiver of Sovereign Immunity

The Pledgor represents and warrants to the Pledgeholder that this Agreement, the Loan Agreement, and any other Financing Agreements and the undertakings by the Pledgor under any such Financing Agreements to which it is a party are commercial rather than public or governmental acts and that the Pledgor is not entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any Applicable Law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement or the other Financing Agreements. To the extent that the Pledgor or any of its assets has or hereafter may acquire any right to immunity from setoff, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereignty or otherwise, the Pledgor hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Agreement, the Loan Agreement or any other Financing Agreements.

Section 14.12. Reliance

The Pledgor acknowledges that the Pledgeholder is entering into this Agreement, and has acted, solely in its capacity as a lender under the Loan Agreement, and not as an advisor to the Pledgor. The Pledgor represents and warrants that, in entering into this Agreement, it has engaged and relied upon advice given to it by its own legal, financial and other professional advisors and it has not relied on and will not hereafter rely on any advice given to it by the Pledgeholder.

Section 14.13. Successors and Assigns

(a) This Agreement binds and inures to the benefit of the respective successors, assignees and permitted transferees of the parties hereto.

(b) The Pledgor may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the Pledgeholder.

(c) The benefit of this Agreement may be freely and unconditionally assigned, transferred or otherwise disposed of, in whole or in part, by the Pledgeholder to any other person.

Section 14.14. Rights of Third Parties

A person who is not a party to this Agreement has no rights under any Applicable Law to enforce or enjoy the benefit of any term of this Agreement (except as provided for in Section 14.13 (Successors and Assigns).

Section 14.15. No Partnership or Agency

Nothing in this Agreement (or any of the arrangements contemplated hereby) shall be deemed to constitute a partnership between the parties hereto nor save as expressly provided herein constitute any party the agent of any other for any purpose. Section 14.16. Agreement as property of the Pledgeholder

This Agreement is and will remain the property of the Pledgeholder after any release, settlement, discharge or arrangement relating to the liability of the Pledgor under this Agreement.

Section 14.17. Integrity

Schedule 1 (Description of the Equipment and other Items of Moveable Property, comprising the Pledged Property) hereto, as may be amended from time to time, forms an integral part of this Agreement.

Section 14.18. Severability

Each of the provisions of this Agreement shall be severable and distinct from one another and if at any time any one or more of those provisions (or any part thereof) is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. In this event, to the extent practicable under the circumstances, the parties to this Agreement shall negotiate in good faith to replace the void, illegal or unenforceable provision with a valid, legal and enforceable provision which corresponds as far as possible to the spirit and purpose of the void, illegal or unenforceable provision.

Section 14.19. Disclosure

(a) the Pledgeholder may disclose such documents, information and records regarding the Pledgor or any other party to a Financing Agreement and this transaction (including, without limitation, copies of this Agreement and any Financing Agreement) as the Pledgeholder deems appropriate in connection with any dispute involving the Pledgor or any other party to a Financing Agreement, for the purpose of preserving or enforcing any of the Pledgeholder 's rights under any Financing Agreement or collecting any amount owing to the Pledgeholder or in connection with any proposed Participation or any other proposed sale, transfer, assignment, novation or other disposal contemplated by above Section 14.13 (Successors and Assigns).

(b) Except as required by Applicable Law, the Pledgor shall not disclose any documents, information and records regarding itself, the Pledgeholder or any other party to a Financing Agreement and this transaction (including without limitation, copies of this Agreement and any Financing Agreements).

Section 14.20. Language and Counterparts

(a) This Agreement shall be drawn up and executed in the English language.

(b) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 14.21. Survival

Notwithstanding termination of this Agreement, (i) the representations and warranties given by the Pledgor in Article VII (Representations and Warranties); (ii) the covenants of the Pledgor in Article VIII (Covenants of the Pledgor) and Section 8.13 (Negative Covenants of the Pledgor); and (iii) the provisions set forth in Section 8.05 (Payment Obligations) and XIV (Miscellaneous) and of this Section 14.21, shall survive and remain in full force and effect until the Secured Obligations have been fully and irrevocably discharged strictly in accordance with the provisions of the Financing Agreements, as evidenced by a written instrument signed by the Pledgeholder.

The parties hereto agree that this Agreement shall take effect as of the date first written above.

[Signature Page Follows]

IN WITNESS WHEREOF, the Pledgor and Pledgeholder have caused this Agreement to be executed by their duly authorised representatives as of the date first above written.

Executed by BALYKSHY L.L.P. acting by authorised signatory Name: Position:	) ) )	/s/ Paul Roberts Director

Executed by EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT acting by (authorised signatory) Name:	) ) )) )	/s/

SCHEDULE 1

DESCRIPTION OF THE EQUIPMENT AND OTHER ITEMS OF MOVEABLE

PROPERTY, COMPRISING THE PLEDGED PROPERTY

Detailed list of equipment and other items of moveable property

No.	Name	Inventory Number	Value, tenge
1	Metal coat rack 150*56*170	10	43,709
2	Armchair Classic nero PSOOCSLM1	13	268,197
3	Leather armchair Senior	26	137,001
4	Composition 200-163 Gaudi	28	274,002
5	Partition Nemo grigio	32	83,594
6	Table 80*80*72 faggio	36	20,318
7	Reception table with a panel 80*32*37	37	14,165
8	Reception table with a panel 90*90*109	38	51,782
9	Stand for TV 100*60*60 grey	39	26,007
10	Armchair Ergo Line	40	25,543
11	Armchair model 04000 nero	43	227,561
12	Wardrobe 90*45*210 grigio	45	46,441
13	Case with sliding doors 90*86,5	46	33,670
14	Open case 90*44*141 girgio	47	36,688
15	Writing desk 80*80*72	49	35,992

16	Case with sliding doors 90*86,5	52	33,670
17	IBP ARC BR1500 I Back UPS RS 1500 VA	54	39,734
18	Monitor 17" TFT LG Flatron L 1752 S	55	17,932
19	CISCO 877 router	56	34,486
20	HP DW027A HP Back Up — Back up device	58	50,891
21	Fax Panasonic KX-FP218RU	62	14,629
22	Computer P 43,0/1024MB/HDD160GB/DVD-RW/FDD/K/M/17"	64	62,106
23	Computer Celeron2,66/512DDR2/80GB/DVD-RW/FDD/Case desktop	65	45,853
24	Wooden blinds	66	49,524
25	Metal blinds	67	65,333
26	Safe BSK 670	68	46,449
27	Notebook Toshiba Satellite	69	56,579
28	Telephone KX-T7730RU Panasonic	70	7,550
29	Telephone KX-T7730RU Panasonic	71	7,550
30	Vacuum-cleaner LG V-K 8171 HTU	72	20,877
31	Coffee-making machine Philips HD-7583	73	5,764
32	Fax machine Canon Fax L 100	74	33,033
33	Microwave oven LG MH-6364 C	75	12,448
34	Case 2/A wooden doors 90*45*86,5 grigio	79	111,868
35	Case 2/A glass doors 90*45*127 grigio 201643	80	235,482
36	Cassette holder Kompass 42*56*60 grigio	81	30,050
37	Metal leg — Reception table with a panel 90*90*109	82	4,644

38	Ergonomic table grey	83	5,363
39	Printer HP Color L.T 2600n	84	37,752
40	Writing desk 224104	85	66,266
41	Cassette holder 224125	86	47,247
42	Cabinet for a dish set	88	98,425
43	Leather armchair	90	60,221
44	Scanner 4890	95	10,216
45	Telephone KX-T7730RU Panasonic	96	7,550
46	Binding machine CB 356	97	51,378
47	Blinds	98	23,392
48	Shredder Martine Yale 2000SC	99	37,510
49	Airconditioner TOSHIBA RAS-10H	100	325,263
50	Airconditioner TOSHIBA RAS-13H	101	237,894
51	Airconditioner TOSHIBA RAS-18H	102	158,947
52	Case 140*60*40 103	103	15,873
53	IBP ARC Back UPS 500-RS, ARC BR500I	104	7,645
54	Refrigerator Biryusa 8-C4 Aktau	105	26,984
55	Armchair Prestige motley tapestry NS	108	8,605
56	Computer Dell Optiplex 740 Desktop Chassis	110	59,273
57	Monitor Dell 17" E178FP Mainstream	111	33,788
58	System telephone KX-T7730RU	112	7,645
59	IBP ARC Back UPS 500-RS, ARC BR 5001	113	7,550
60	File cabinet 1330*466*631, 4 sections	117	76,692

61	Cabinet base for a table + tall cabinet	138	12,457
62	Computer Dell Optiplex 330 MT Intel Core 2 Duo	143	45,580
63	Monitor Dell 17" E178FP Mainstream	144	33,788
64	Armchair + sofa (black leather)	145	60,609
65	Notebook Toshiba Satellite A200-1GB	146	134,963
66	Fax Panasonic KX FL403RU	147	23,595
67	Telephone KX-TG8226 Panasonic	148	9,438
68	Conference-table 250*110*72 Tiepolo	12	150,797
69	WS-C2960-24TT-L/24 10/100+2 LAN KomyTaTop	57	124,631
70	Server Intel Dual Core 5110/FBDIMM 1 GB 1-Unit	59	203,564
71	Server Intel Dual Core 5120/FBDIMM 2 GB 2-Unit	60	281,398
72	Workcenter 128/133 Xerox with scanning, copying, printing options	61	372,990
73	Manager's table	87	147,431
74	Case + cassette holder	89	131,128
75	Satellite A 110-225 Core Duo 1.6 Ghz 512 MB DDR.80 GB HDD	91	105,616
76	Toshiba Satelite A 100-906	92	117,994
77	Computer network case	93	203,851
78	Case 4/A 191*52*142 Tiepolo	94	138,970
79	Notebook Toshiba Satelite A200-1GH Core Duo	109	134,963
80	Notebook Toshiba Satelite A200-1GH Core Duo	122	134,963
Total			6,291,330

SCHEDULE 2

FORM OF POWER OF ATTORNEY

[Letterhead of Pledgor]

Power of Attorney2

BY THIS POWER OF ATTORNEY, made on this [ ] day of [ ], in [ ] by Balykshy L.L.P., a limited liability partnership organised and existing under the laws of the Republic of Kazakhstan and having its registered address at 12 Murat Uskenbaev Street, Atash Village, Tupkaragan District, Mangistau Region, the Republic of Kazakhstan ("Principal"), hereby authorises the European Bank for Reconstruction and Development ("EBRD"), to be the Principal's true and lawful attorney with the power and authority to do, for and on behalf and at the expense of the Principal, the following acts:

(i)	to exercise all rights of Principal in its capacity as the owner of all of its movable property (the "Property");

(ii)
to sign legally binding documents or to perform actions with respect to the Property or any part thereof, having legally binding consequences which EBRD considers, in its opinion, necessary and proper;

(iii)	to register any encumbrance of the Property or any part thereof, or any amendments thereto, with the relevant governmental agency or authority in Kazakhstan;

2 To be executed in Russian language and English language.

(iv)	to obtain all consents and authorisations pertaining to any encumbrance of the Property or any part thereof;

(v)	to enter into actual possession of the Property or any part thereof, including any revenues received;

(vi)	to have unlimited access to the Property or any part thereof and to take possession thereof;

(vii)
to sell the Property or any part thereof or otherwise to dispose of and alienate the Property or any part thereof or any of the rights of the Principal thereto on such conditions (including deferred payments or payment by installments) as EBRD considers necessary and proper;

(viii)	to insure and to take measures with regard to the protection and preservation of to repair, make changes, improve, replace and operate the Property or any part thereof;

(ix)
to bring or defend claims in court, submit to arbitration, conduct negotiations and settle by agreement of the parties and terminate, withdraw and settle any suits, claims, disputes and examinations relative to all or to any part of the Property or any part thereof;

(x)
to terminate, release from, or come to an agreement with respect to any other security interest of the Principal in the Property or any part thereof which might have priority or identical force in relation to EBRD;

(xi)	to conclude insurance and/or reinsurance agreements or obtain insurance and/or reinsurance policies with respect to the Property or any part thereof;

(xii)	to delegate any or all of the rights and powers conferred by this Power of Attorney to EBRD to any other person;

(xiii)
to defend the rights of the Principal to the Property or any part thereof, and EBRD's rights hereunder, against all claims, demands, attachments or any legal or administrative proceedings made, commenced or threatened by any person at any time;

(xiv)	to enforce any rights of the Principal to the Property or any part thereof;

(xv)	to have any other rights that the Principal has as the owner of the Property or any part thereof; and

(xvi) to sign, execute, deliver and receive all documents, contracts, deeds, agreements and other instruments and to take all such other actions as are necessary or desirable for the purpose of exercising the authority referred to in the preceding paragraphs of this Power of Attorney.

This Power of Attorney shall be governed by the laws of the Republic of Kazakhstan.

This Power of Attorney and all power and authority conferred on the attorney under this Power of Attorney shall be valid for three year period starting from the date written above and shall terminate on [ ].3

Balykshy L.L.P.

        __________________________________               [Seal]                                                   _______________________________
        Title:                                                                                                                                                     Title: Chief Accountant

Name:                                         Name:

[notarization]

[apostille]

3 Insert relevant date 3 years from date of the power of attorney.